Exhibit 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Settlements with the U.S. Department of Justice and the Federal Reserve Related to Foreign Exchange Activities

New York, May 20, 2015 – JPMorgan Chase & Co. (NYSE: JPM) today announced settlements with the U.S. Department of Justice (DOJ) and the Federal Reserve (Fed) relating to the Firm’s foreign exchange (FX) trading business. Under the DOJ resolution, JPMorgan Chase & Co. will plead guilty to a single antitrust violation and pay a fine of $550 million. Under the resolution with the Fed, the Firm will pay a fine of $342 million and has agreed to the entry of a Consent Order. The Firm has previously reserved for these settlements.

These settlements are in addition to agreements announced in November 2014 with the U.K. Financial Conduct Authority, the U.S. Commodity Futures Trading Commission and the U.S. Office of the Comptroller of the Currency relating to the FX trading business. Today’s resolutions, along with similar government settlements with other major banks announced today, call for certain remedial actions that are consistent with those required under the Firm’s prior settlements relating to FX. The Firm has already commenced significant efforts in this regard to help ensure it is operating according to the high standards that the company and its regulators demand. With today’s agreements and the remediation and other efforts it is making, the company is able to continue to serve its clients, and does not anticipate future material constraints on its business activities. The DOJ agreement will be submitted to the court for its consideration. The Fed Agreement is effective immediately.

The conduct underlying the antitrust charge is principally attributable to a single trader (who has since been dismissed) and his coordination with traders at other firms. Jamie Dimon, Chairman and CEO of JPMorgan Chase, said: “The conduct described in the government’s pleadings is a great disappointment to us. We demand and expect better of our people. The lesson here is that the conduct of a small group of employees, or of even a single employee, can reflect badly on all of us, and have significant ramifications for the entire firm. That’s why we’ve redoubled our efforts to fortify our controls and enhance our historically strong culture.”

Investor Contact: Sarah M. Youngwood 212-270-7325	Media Contact: Joe Evangelisti 212-270-7438

The complete DOJ agreement, including the firm’s obligations thereunder, can be accessed at www.justice.gov. The Fed Agreement is available at www.federalreserve.gov.

The Firm continues to cooperate with still-pending investigations being conducted by other regulators relating to the Firm’s FX trading business.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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